SHARE SALES CONTRACT

completed on today's date between

1.	EK Mittelstandsfinanzierungs AG (FN 226436 w)

Operngasse 6, 1010 Vienna

(the “Seller “)

as a Seller

and

2.	Century Casino Europe GmbH (FN 30856 b)

Untere Viaduktgasse 2, 1030 Vienna

(the “Buyer “)

as Buyers

as follows:

1.	Preamble

1.1.

Company. The Centoris Beteiligungs AG is a registered company in the company register of the Commercial Court Vienna (FN 397337 w) with a place of business in Vienna. The Company business address is MariahilferstraBe 1/ Getreidemarkt 17, 1060 Vienna (“Company “).

1.2.	Capital Stock. The Capital Stock of the Company consists of EUR 22.000.000 and is divided in 22.000.000 Piece Shares.

1.3.

Shareholding Seller. The Seller holds 10.780.000 piece shares of the Company (this corresponds 49% of the capital stock of the Company). The Seller intends to sell 5.720.000 piece Shares of the Company (this corresponds to 26% of the capital stock of the Company) to the Buyer and the Buyer intends to buy these piece shares of the Company from the Seller.

2.	Object Of The Purchase, Purchase Agreement

2.1.

Object Of The Purchase. The Seller holds among other things 5.720.000 piece shares at the Company (this corresponds to 26% of the capital stock of the Compa

ny), with exhibit serial numbers 13420001 – 19140000 (the “Purchase-Representational Shares “).

2.2.

Purchase Agreement. The Seller sells and transfers hereby to the Buyer in accordance with the Condition of the Provisions defined in this Sales Contract the Purchase-Representational Shares including all associated Rights and Obligations and commits themselves to hand these over immediately after signing this sales contract to the Buyer and to transfer the share certificates to the Buyer accordingly endorsed.

3.	Purchase Price, Maturity, Provision Of Security

3.1.	Purchase Price. The Purchase Price for the Purchase-Representational Shares consists of altogether EUR 5.720.000.

3.2.

Maturity. The Purchase Price is due within fourteen working days (excluding Saturday) on an account which is to be made available from the Seller for Payment after Final Licensing. Interest on the Purchase Price pursuant to point 3.1 is not due during the period between the day of the signing of the present agreement and the day of the maturity of the Purchase Price. For purposes of this agreement “Final Licensing” is defined as the distribution of the (the “Casino License”) for the Location Vienna “south-west” to the Company through formal right by public complaint to the Courts Of Justice opposable or in a pending procedure before the public Courts Of Justice

3.3.

Restitution Obligation. If by 30 June 2015; (i) formally valid Licensing to the Company was not affected; (ii) the Casino License is issued to a Competitor of the Company and no formal valid compliant against the licensing to the competitor is given out to the Courts Of Justice of public Right and no such complaint is pending or (iii) the Company withdraws their application for the Casino License;  the Buyer commits to transfer the Purchase-Representational Shares within 10 Days to the Seller at a value of EUR 5.720.000 and to make or to arrange the transfer of the Purchase-Representational Shares to the Seller for the Purchase Price pursuant to Point 3,1. In case of a compliant issued pursuant to this Point 3,3 (ii) no Payments between Seller and Buyer are to be completed. It is held that the costs carrying rules of the underwriting contract remain untouched by it from today's date concerning the application phase. If the Casino License should have been formally validly given by 30 June 2015 to the Company, by official decision, the Contracting Parties will agree upon a new due date (“long stop DATE”), starting from which the shares must return. Pursuant to Point 3,3 (iii) all accounts receivable and demands of the Seller are finally satisfied in connection with the present agreement opposite the Buyer, no further demands exist of the Seller opposite the Buyer from or in connection with the present agreement. The Buyer is liable pursuant to this Point 3,3 opposite the Seller only for the fact that the Purchase-Representational Shares are located in his exclusive, unrestricted and unencumbered Property.

3.4.	Provision Of Security. For the guarantee of the Purchase Price pursuant to Point 3,1. the Buyer pledges the Purchase-Representational Shares in a separate agreement.

4.	Guarantee

4.1.	Guarantees. The Seller is liable and exclusively guarantees at the time of this Sales Contract

(a)

(i) it is the exclusive and unrestricted Owner of the Purchase-Representational Shares is, (ii) the Purchase-Representational Shares are free from charges and rights of a third party (particularly freely of Pledge, Benefit, Pre-emption, Take Up-s, Transformation, Option or other, this economically or legally equaling Rights as well as Voting proxies) iii) is valid also regarding with the Purchase-Representational Shares for connected Rights (as for example the Qualification For Dividend);

(b)

the Company since establishment - however constituted - did not make other obligations. Paid-in capital at date of establishment was at a value of EUR 22.000.000 (less the foundation charges up to an amount of EUR 7,000) did not pay to the governing body of the Company and the governing body is not limited in the order over it, in particular by counterclaims;

(c)	the Seller had no restrictions during the order over the Purchase-Representational Shares and the transfer of the Purchase-Representational Shares not conditional to third party approval;

(d)

the Purchase-Representational Shares or the Company have no sub-participations or other third participation, which grant a portion of the property or profit of the Company, in particular also no quiet associates, as well as no profit and/or loss participation agreements, whatever exist; and

(e)	the Purchase-Representational Shares are not caught in controversy.

5.1.	Exclusion. The Seller is not responsible in particular for a certain value or a certain yield capacity of the Purchase-Representational Shares.

5.	Deadline

The Rights and Obligations connected with the Purchase-Representational Shares go into effect on the date of this Sales Contract on the Buyer. For the Purchase-Representational Shares, the buyer is entitled to an appropriate portion of the economic result of the Company for the current financial year. The same is valid for all and if necessary not referred dividend payments which were allotted to the Purchase-Representational Shares, Amounts Of Capital Impairment, Liquidation Proceeds.

6.	COSTS

The Buyer carries possible fees or taxes (with the exception of the personal taxes of the Seller) as well as other expenses and costs from or in connection with the deal or the execution of this agreement. In all other respects, each party bears their personal costs,  fees or displays and those of their advisers themselves.

7.	Final Clauses

7.1.

Contestation Renouncement. The parties do without the contestation of the present agreement from each conceivable argument, in particular because of shortening over half of the true value, because of mistake or because of omission of the implicit basis of  contracts.

7.2.	Writing Requirement. All amendments and supplementations of this contract require writing to its validity and the signing of both parties.

7.3.

Safeguarding Clause. If individual provisions of this agreement, for any reason, should become totally or partly legally ineffective or invalid, then thereby the legal enforcement of the remaining provisions of this agreement is not affected. In case of a any inefficacy of individual Provisions the invalid Provision is valid automatically by that new valid provision as substituted, with economic consideration of the outline of  objectives of this agreement.

7.4.

Right Succession. The rights and obligations of parties in connection with this agreement ignore on their legal successors and if necessary the parties on possible single and total legal successors to be transferred.

7.5.

Right Election, Area Of Jurisdiction. This agreement is subject to Austrian Right under Exclusion of the Collision Regulations of international Private Law and UN-Sale of Goods. For all resulting Law Cases from this Sales Contract, including which question of coming off, which validity or dissolution, the material competent tribunal competent for Vienna Internal City are exclusively declared.

Vienna, June 6, 2013

By: /s/ Dr. Michael Pistauer

EK Mittelstandsfinanzierungs AG

By:/s/ Nikolaus Strohriegel

Century Casinos Europe GmbH